Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 as filed with the Securities and Exchange Commission on May 9, 2014 of Helios and Matheson Analytics Inc. and Subsidiary of our report dated March 3, 2014, relating to our audit of the consolidated financial statements, and Schedule II, which appear in the Annual Report on Form 10-K of Helios and Matheson Analytics Inc. and Subsidiary for the year ended December 31, 2013.

/s/ Mercadien, P.C., Certified Public Accountants

Mercadien, P.C., Certified Public Accountants

Hamilton, New Jersey

May 9, 2014